THE PIONEER COMPLEX OF FUNDS
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                                 CODE OF ETHICS
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                                  INTRODUCTION


This Code of Ethics (the "Code") has been adopted by each registered investment company (individually an "Investment Company" and collectively the "Investment Companies") for which Pioneer Investment Management, Inc. ("Pioneer Investments") serves as an investment adviser or for which Pioneer Funds Distributor, Inc. ("PFD") serves as principal underwriter, Pioneer Investments and PFD. The Code is applicable to Access Persons, including Independent Trustees, of the Investment Companies, as well as Access Persons of Pioneer Investments and PFD. Pioneer Investments, PFD and the Investment Companies are sometimes together referred to herein as "Pioneer."

Pioneer and its affiliated entities are committed to maintaining the highest ethical standards in connection with the management of investment companies and institutional accounts. Dishonesty, self-dealing, conflicts of interest and trading on material non-public information will not be tolerated.

The Code reflects Pioneer's views on dishonesty, self-dealing and conflicts of interest. Every person who has been designated by Pioneer as an "Access Person" is required to read the Code annually and to certify that he/she has complied with its provisions and with the reporting requirements. In addition, every employee of Pioneer is subject to Pioneer's Policies and Procedures to Prevent Insider Trading.

Any person who has any question regarding the applicability of the Code or Pioneer's Policies and Procedures to Prevent Insider Trading or the related prohibitions, restrictions and procedures or the propriety of any action, is urged to contact the Office of the General Counsel.


                                    SECTION 1

                               STATEMENT OF POLICY

Section 17(j) of the Investment Company Act of 1940 (the "1940 Act") provides, among other things, that it is unlawful for any Access Person of Pioneer to engage in any act, practice or course of business in connection with the purchase or sale, directly or indirectly, by such Access Person of any Covered Security held or to be acquired by an Investment Company in contravention of such rules and regulations as the Securities and Exchange Commission (the "Commission") may adopt to define and prescribe means reasonably necessary to prevent such acts, practices or courses of business as are fraudulent, deceptive or manipulative.

It is the policy of Pioneer that no Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Section 17(j) and the rules thereunder. The fundamental position of Pioneer is, and has been, that each Access Person shall place at all times the interests of the Investment Companies and their shareholders and the Institutional Accounts ahead of his/her private Covered Securities transactions. Accordingly, private Covered Securities transactions by Access Persons must be conducted in a manner consistent with this Code so as to avoid any actual or potential conflict of interest or any abuse of an Access Person's position of trust and responsibility. Further, Access Persons should not take inappropriate advantage of their positions with or relationships to any Investment Company, any Institutional Account or Pioneer.


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Without limiting in any manner the fiduciary duty owed by Access Persons or the provisions of this Code, it should be noted that Pioneer considers it proper that purchases and sales be made by its Access Persons in the marketplace of Covered Securities owned by the Investment Companies or Institutional Accounts; PROVIDED, HOWEVER, that such personal Covered Securities transactions comply with the spirit of, and the specific restrictions and limitations set forth in, this Code. Such personal Covered Securities transactions also should be made in amounts consistent with the normal investment practice of the Access Person involved and with an investment, rather than a trading, outlook. Not only does this policy encourage investment freedom and result in establishing investment experience, but it also fosters a continuing personal interest in such investments by those responsible for the continuous supervision of the portfolios of the Investment Companies and Institutional Accounts. In making personal investment decisions with respect to any Covered Security, extreme care must be exercised by Access Persons to ensure that the prohibitions of this Code are not violated. Further, personal investing by Access Persons should be conducted in such a manner so as to eliminate the possibility that the Access Person's time and attention is being devoted to his/her personal investments at the expense of time and attention that should be devoted to management of an Investment Company's or Institutional Account's portfolio. It should be emphasized that technical compliance with the procedures, prohibitions and limitations of this Code will not automatically insulate from scrutiny personal Covered Securities transactions by an Access Person which show a pattern of abuse of his/her fiduciary duty to any Investment Company or Institutional Account.


                                    SECTION 2

                                   DEFINITIONS

2.1      ACCESS PERSON.  The term "Access Person" shall mean the following:

o The term "Access Person" with respect to an Investment Company shall mean any Trustee, officer or Advisory Person of such Investment Company.

o The term "Access Person" with respect to Pioneer Investments shall mean any general partner, director, officer or Advisory Person of Pioneer Investments.

o The term "Access Person" with respect to PFD shall mean any director or officer of PFD who in the ordinary course of business makes, participates in or obtains information regarding the purchase or sale of Covered Securities for an Investment Company for which PFD acts, or whose functions or duties, in the ordinary course of business, relate to the making of any recommendation to an Investment Company or Institutional Account regarding the purchase or sale of Covered Securities.

2.2 ADVISORY PERSON. The term "Advisory Person" shall mean (i) every employee of an Investment Company, Pioneer Investments, PFD or The Pioneer Group, Inc. ("PGI") (or any other company in a Control relationship with Pioneer Investments) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a Covered Security by an Investment Company or Institutional Account, or whose functions relate to the making of any recommendations with respect to such purchases or sales, (ii) every natural person in a Control relationship to an Investment Company, Pioneer Investments, PFD or


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         PGI who obtains
         information concerning recommendations made to an Investment Company or Institutional Account with regard to the purchase or sale of a Covered Security and (iii) any other employee or independent contractor of any Investment Company, Pioneer Investments, PFD or PGI designated as an Advisory Person by the Review Officer. Advisory Person shall not include directors of PGI who are not also officers or employees of Pioneer Investments, PFD, PGI or an Investment Company.

2.3 BENEFICIAL OWNERSHIP "Beneficial Ownership" of a security shall mean having or sharing an opportunity, either directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit or share in any profit derived from a transaction in a security. Indirect opportunities to profit or share in any profit would be deemed to exist as a result of, but not limited to, the following:

o securities held by members of an Access Person's immediate family sharing the same household (I.E., any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships) or any other individual(s) sharing the same household;

o a general partner's proportionate interest in securities held by a general or limited partnership;

o a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function;

o the right to dividends which is separate or separable from the underlying security;

o             an Access Person's interest in securities held by a trust; or

o an Access Person's right to acquire securities through the exercise or conversion of any derivative security.

2.4 CONSIDERED FOR PURCHASE OR SALE. A Covered Security is being "Considered for Purchase or Sale" by an Investment Company or Institutional Account during any period in which Pioneer Investments is: (i) actively trading or attempting to trade in the Covered Security for an Investment Company or Institutional Account; (ii) passively interested in trading in the Covered Security for an Investment Company or Institutional Account, I.E., would buy or sell the Security within a price range communicated to Pioneer Investments' trading department; or
         (iii) considering, within an Investment Committee of Pioneer Investments, the implementation of a trading program for the Covered Security (including any period during which the Investment Committee is in receipt of a recommendation with respect to which it has not yet made a decision). With respect to a Pioneer Investments analyst, the foregoing period shall commence on the day that he/she decides to recommend the purchase or sale of the Covered Security to the Investment Committee of Pioneer Investments and shall continue for a period of three months after such date.

2.5 CONTROL. The term "Control" shall mean the power to exercise a controlling influence over the management or policies of Pioneer Investments, PFD or PGI, unless such power is solely the result of an official position with Pioneer Investments, PFD or PGI, all as determined in accordance with Section 2(a)(9) of the 1940 Act.

2.6 COVERED SECURITY. The term "Covered Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act and also shall include other derivative financial instruments


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         (including, but not limited to, options, futures contracts and options on futures contracts) except that it shall not include:

o        Direct obligations of the government of the United States;

o        Bankers' acceptances;

o        Bank certificates of deposit;

o        Commercial paper;

o High quality short-term debt instruments, including repurchase agreements (I.E., any instrument that has a maturity at issuance of fewer than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization); or

o Shares of registered open-end investment companies, including the Investment Companies.

         (For reporting purposes, transactions in shares of Pioneer Interest Shares must be reported.)

2.7 FIDUCIARY ACCOUNT. "Fiduciary Account" is an account with respect to which an Access Person is an investment adviser, trustee or other fiduciary and in which the Access Person does not otherwise have any Beneficial Ownership interest.

2.8 INDEPENDENT TRUSTEE. "Independent Trustee" shall mean any Trustee of an Investment Company who is not an "interested person" (within the meaning of Section 2(a)(19) of the 1940 Act) of the Investment Company, Pioneer Investments or PFD.

2.9 INITIAL PUBLIC OFFERING. "Initial Public Offering" shall mean an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

2.10 INSTITUTIONAL ACCOUNT. "Institutional Account" refers to any account, other than an Investment Company, to which Pioneer Investments provides investment advice.

2.11 INVESTMENT COMPANY. "Investment Company" refers to any U.S. registered investment company for which Pioneer Investments serves as an investment adviser or subadviser or for which PFD serves as principal underwriter. "Investment Companies" refers to all such companies.

2.12 LIMITED OFFERING. "Limited Offering" shall mean an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 under the Securities Act of 1933.

2.13 MATERIAL NON-PUBLIC INFORMATION. "Material Non-Public Information" with respect to an issuer is information, not yet released to the public, that would have a substantial likelihood of affecting a reasonable investor's decision to buy or sell any Covered Securities of such issuer.


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2.14     PORTFOLIO MANAGER. "Portfolio Manager" shall mean every person who is responsible for the day-to-day management of an Investment Company or an Institutional Account, or every person who shares such responsibility with another Portfolio Manager.

2.15. PRECLEARANCE OFFICER. "Preclearance Officer" shall mean the officer of Pioneer Investments designated from time to time by the Chairman of Pioneer Investments to provide written prior approval of purchases and sales by Access Persons. The term "Alternative Preclearance Officer" shall mean the officer designated from time to time by the Chairman of Pioneer Investments to provide written prior approval of purchases and sales by the Preclearance Officer, as well as Access Persons when the Preclearance Officer is not available, and who shall act in all respects in the manner prescribed herein for the Preclearance Officer.

2.16 REVIEW OFFICER. "Review Officer" shall mean the officer of Pioneer Investments designated from time to time by the Chairman of Pioneer Investments to receive and review reports of purchases and sales by Access Persons. The term "Alternative Review Officer" shall mean the officer designated from time to time by the Chairman of Pioneer Investments to receive and review the reports of purchases and sales by the Review Officer, as well as Access Persons when the Review Officer is not available, and who shall act in all respects in the manner prescribed herein for the Review Officer.

                                    SECTION 3

                              PROHIBITED ACTIVITIES

While the scope of actions which may violate the Statement of Policy set forth above cannot be exactly defined, such actions would always include at least the following prohibited activities:

3.1 Except on behalf of Fiduciary Accounts with respect to such Access Person, no ACCESS PERSON who is not an Independent Trustee shall enter an order for the purchase or sale of a Covered Security which an Investment Company or Institutional Account is purchasing or selling or considering for purchase or sale until the later of (i) the day after the Investment Company's or Institutional Account's transaction in that Covered Security is completed or (ii) after the Investment Company or Institutional Account is no longer considering the Covered Security for purchase or sale, unless the Review Officer determines, after disclosure and review of all material information, that it is clear that, in view of the nature of the Covered Security and the market for such Covered Security, the order of the Access Person will not adversely affect the price paid or received by the Investment Company or Institutional Account and that the order of the Access Person will not be advantaged by the transaction by the Investment Company or Institutional Account. Any Covered Securities transactions by an Access Person in violation of this Subsection 3.1 shall, at the discretion of the Chairman of Pioneer Investments, be reversed, any profits disgorged to the affected Investment Company or Institutional Account or to charity or other appropriate sanctions imposed.

         Except on behalf of Fiduciary Accounts as to which the Independent Trustee is a fiduciary, no Independent Trustee shall enter an order for the purchase or sale of a Covered Security if he/ she knew or, in the ordinary course of fulfilling his/ her official duties as an Independent Trustee, should have known, that during the 15-day period immediately before or after the entry of such order, such Covered Security was purchased or sold by an Investment Company, or such Covered Security was considered by Pioneer Investments for purchase or sale by an Investment Company.


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3.2      No ACCESS PERSON shall, directly or indirectly, purchase or sell any
         Covered Security in which he/she has, or by reason of such purchase acquires, any Beneficial Ownership interest within a period of seven calendar days before and after any Investment Company or Institutional Account advised by Pioneer Investments has purchased or sold such Covered Security or within seven calendar days of the Covered Security being recommended for purchase or sale by Pioneer Investments. Any Covered Security transaction by an Access Person in violation of this Subsection 3.2 shall, at the discretion of the Chairman of Pioneer Investments, be reversed, any profits disgorged to the affected Investment Company or Institutional Account or to charity or other appropriate sanctions imposed. The provisions of this Subsection 3.2 are subject to a DE MINIMUS exception for Access Persons other than Advisory Persons at the discretion of the Preclearance Officer.

3.3 No ACCESS PERSON shall purchase or sell, or cause to be purchased or sold, any Covered Security for a Fiduciary Account as to which he/she is a fiduciary if any such purchase or sale may, to the reasonable knowledge of such Access Person, adversely affect the interest of an Investment Company or Institutional Account in purchasing or selling such Covered Security or use the transaction by an Investment Company or Institutional Account to advantage such Fiduciary Account. Covered Securities transactions for a Fiduciary Account which may adversely affect an Investment Company or Institutional Account include (i) purchases that put upward pressure on the price of a Covered Security being purchased or considered for purchase or (ii) sales that put downward pressure on the price of a Covered Security being sold or considered for sale by an Investment Company or Institutional Account.

         No Access Person shall be in violation of this Subsection 3.3 with respect to:

o a transaction in a Covered Security for Fiduciary Accounts if the aggregate number of shares included in all such transactions on any trading day does not exceed the lesser of (x) 1% of the outstanding shares of the Covered Security or (y) the average weekly trading volume of shares of such Covered Security during the four previous calendar weeks; or

o the sale of a Covered Security on behalf of a Fiduciary Account by an Access Person acting in good faith in fulfillment of his/her fiduciary duty to sell the Covered Security.

3.4 No ACCESS PERSON shall, directly or indirectly, without first obtaining approval of the President of Pioneer Investments, communicate to any person any Material Non-Public Information relating to any issuer of any Covered Security owned by an Investment Company or Institutional Account. No Access Person shall, directly or indirectly, without first obtaining approval of the President of Pioneer Investments, communicate to any person who is not an Access Person any Material Non-Public Information relating to an Investment Company or Institutional Account, including, without limitation, the purchase or sale or the considered purchase or sale of a Covered Security on behalf of such Investment Company or Institutional Account, except to the extent necessary to effect Covered Securities transactions on behalf of such Investment Company or Institutional Account. No Access Person shall trade on or otherwise use any Material Non-Public Information for his /her personal benefit or for the benefit of any other person or entity or otherwise act in a manner detrimental to the Covered Securities transactions of an Investment Company or Institutional Account.

3.5 No ACCESS PERSON shall engage in, or permit anyone within his /her Control to engage in, any act, practice or course of conduct which would operate as a fraud or deceit upon, or constitute a manipulative practice with respect to, an Investment Company or Institutional Account or any


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         issuer of any Covered Security owned by an Investment Company or
         Institutional Account or which would violate Pioneer's Policies and Procedures to Prevent Insider Trading Violations.

3.6 No ADVISORY PERSON shall, directly or indirectly, purchase any security pursuant to an Initial Public Offering. Access Persons (other than Advisory Persons) shall not directly or indirectly purchase any security pursuant to an Initial Public Offering without obtaining prior written approval from the Preclearance Officer, after disclosure to and review by the Preclearance Officer of all material information. Any approval will take into account whether the investment opportunity should be reserved for an Investment Company or Institutional Account and whether the opportunity is being offered to Access Person by virtue of his /her position with or relationship to an Investment Company or Institutional Account.

3.7 No ADVISORY PERSON shall, directly or indirectly, purchase any security sold in a Limited Offering without obtaining prior written approval from the Preclearance Officer, after disclosure to and review by the Preclearance Officer of all material information. Any approval will take into account whether the investment opportunity should be reserved for an Investment Company or Institutional Account and whether the opportunity is being offered to such Advisory Person by virtue of his /her position with or relationship to an Investment Company or Institutional Account.

3.8 No ADVISORY PERSON shall accept any gift or personal benefit valued in excess of a DE MINIMUS value (as established from time to time by the Preclearance Officer). Any solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

3.9 No ADVISORY PERSON shall serve on the board of directors of any publicly traded company, absent prior written authorization by the President of Pioneer Investments and determination by the President of Pioneer Investments that the board service would be consistent with the interests of the Investment Companies and the Institutional Accounts. An Advisory Person who serves on the board of directors of a publicly traded company may not participate in the decision to purchase or sell any Covered Securities of such company by or on behalf of any Investment Company or Institutional Account.

3.10 No ADVISORY PERSON shall recommend any Covered Securities transaction for any Investment Company or Institutional Account without having previously disclosed any interest in such Covered Securities or the issuer thereof to the President of Pioneer Investments, including without limitation:

o his/her Beneficial Ownership of any Covered Securities of such issuer;

o             any contemplated transaction by such person in such Covered
              Securities;

o             any position with such issuer or its affiliates; and

o any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

         Such interested Advisory Person may not participate in the decision by Pioneer Investments on behalf of any Investment Company or Institutional Account to purchase and sell Covered Securities of such issuer.


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                                    SECTION 4

                         EXEMPT TRANSACTIONS AND CONDUCT

The prohibitions of Section 3 of this Code (other than Subsections 3.4 and 3.5) shall not be deemed to be violated by any of the following transactions:

4.1 Purchases or sales of Covered Securities for an account over which the Access Person has no direct or indirect influence or Control;

4.2 Purchases or sales of Covered Securities which are non-volitional on the part of the Access Person;

4.3 Purchases or sales of Covered Securities pursuant to an automatic dividend reinvestment, cash purchase or withdrawal plan provided that no adjustment is made by the Access Person to the rate at which Covered Securities are purchased or sold, as the case may be, under such a plan during any period in which the Covered Security is being considered for purchase or sale by any Investment Company or Institutional Account;

4.4 Purchases of Covered Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Covered Securities, to the extent such rights were acquired by the Access Person from the issuer, and sales of such rights so acquired;

4.5 Purchases or sales of Covered Securities which receive the prior approval of the Review Officer, after disclosure to and review by the Review Officer of all material information and provided that such prior approval is based on the reasonable conclusion that the proposed purchase or sale would not be in violation of the spirit of this Code or would not cause any injury to any Investment Company or Institutional Account;

4.6 Purchases or sales of Covered Securities made in good faith on behalf of another Investment Company or Institutional Account, it being understood by, and disclosed to, the Investment Companies and Institutional Accounts that Pioneer may make contemporaneous investment decisions and cause to be effected contemporaneous executions on behalf of one or more Investment Companies and Institutional Accounts and that such executions may increase or decrease the price at which Covered Securities are purchased or sold for the Investment Companies and Institutional Accounts;

4.7 Tenders of Covered Securities pursuant to tender offers which are expressly conditioned on the tender offer's acquisition of all of the Covered Securities of the same class; and

4.8 Except as otherwise provided in Section 3.3, purchases or sales of Covered Securities for a Fiduciary Account as to which the Access Person is a fiduciary.


                                    SECTION 5

          POLICIES AND PROCEDURES TO PREVENT INSIDER TRADING VIOLATIONS

All employees of Pioneer or any affiliate, including Access Persons other than Independent Trustees, are subject to Pioneer's Policies and Procedures to Prevent Insider Trading Violations, in addition to the


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requirements of this Code. Any violation of the Insider Trading Policy which adversely affects any Investment Company or Institutional Account shall be deemed to be a violation of this Code.

                                    SECTION 6

                                 CONFIDENTIALITY

All information obtained from any Access Person hereunder shall be kept in strict confidence by Pioneer, except that reports of Covered Securities transactions hereunder will be made available to the Investment Companies and Institutional Accounts and to the Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation or to the extent Pioneer considers necessary or advisable in cooperating with an investigation or inquiry by the Commission or any other regulatory or self-regulatory organization.

                                    SECTION 7

                                 INTERPRETATION

The Board of Trustees, on behalf of an Investment Company, as well as Pioneer, may from time to time adopt such interpretations of this Code as it deems appropriate.

                                    SECTION 8

                             EXCEPTIONS TO THE CODE

Although exceptions to the Code will rarely, if ever, be granted, Pioneer Investments' Chairman, after consultation with the Review Officer, may make exceptions on a case by case basis, to any of the provisions of this Code upon a determination that the conduct at issue involves a negligible opportunity for abuse or otherwise merits an exemption from the Code. All such exceptions must be received in writing by the Access Person before becoming effective. The Review Officer shall report the exception to the Board of Trustees of the Investment Companies at the next regularly scheduled Board meeting.

                                    SECTION 9

                  ADOPTION OF PROCEDURES TO ADMINISTER THE CODE

Pioneer has adopted procedures to administer the Code of Ethics and Pioneer's Policies and Procedures to Prevent Insider Trading. Pioneer shall administer such procedures in accordance with applicable rules and regulations adopted by the Commission, and all Access Persons are required to comply with such procedures.




                                              Approved:  March 7, 2000
                                              Effective:    March 7, 2000








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